Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2017 First QUARTER RESULTS

net income up 21%

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. —  February 9, 2017 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today reported financial results for its fiscal 2017 first quarter ended December 31, 2016.

Fiscal 2017 First Quarter Highlights

•	Reported revenue of $37.6 million compared to $36.5 million in the first quarter of 2016
o	Excluding the divested Medical Products business, pro forma revenue increased 10.3% compared to the prior year
o	Military revenues increased $2.2 million
o	International revenues increased 7.3%
•	Reported net income of $4.4 million compared to $3.6 million in the first quarter of 2016
o	Excluding the divested Medical Products business, pro forma net income increased 29.4% compared to the prior year
•	On a GAAP basis, earnings per diluted share of $0.46 compared to $0.38 in the first quarter of 2016

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “We are pleased with our fiscal 2017 first quarter financial results, which were in line with our expectations and demonstrate continued execution on our key initiatives.  During the quarter, we continued to see strong demand in imaging physics and solid growth in our international business in addition to benefitting from a large military shipment in the period.  At the same time, we remain on schedule and are highly focused on delivering a successful launch of our Verifii digital dosimetry platform.  We are off to a good start in fiscal 2017 and we remain on track with the full year guidance we provided in December.”

First Quarter Financial Overview

Revenues for the first fiscal quarter of 2017 were $37.6 million, a 3.0% increase compared to revenues of $36.5 million for the first fiscal quarter of 2016.  Excluding the Medical Products business which was divested in the third fiscal quarter of 2016, total revenues increased $3.5 million or 10.3% compared to the prior year period.  Radiation Measurement revenues for the quarter increased to $27.6 million from $24.7 million for the first fiscal quarter of 2016.  Military sales in the first fiscal quarter of 2017 were $2.6 million compared to approximately $0.4 million in the first fiscal quarter of 2016.  Medical Physics revenues increased $0.6 million, or 6.4%, to $10.0 million, due to strong demand for imaging services.

Operating income for the first fiscal quarter of 2017 was $7.4 million, compared to operating income of $6.2 million for the first fiscal quarter of 2016.  Excluding the operating income from the divested Medical Products business, operating income increased $1.6 million compared to the prior year period due primarily to the timing of military sales.

Use of Non-GAAP Financial Measures

Management believes the disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance.  Non-GAAP financial measures disclosed in this report include: Adjusted EBITDA, Pro Forma Revenue and Pro Forma Operating Income.

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Net Income as a measure of earnings to eliminate the effects of certain non-cash items of the Company. Adjusted Net Income and Adjusted Earnings per Diluted Share represents net income with tax-effected adjustments for stock compensation expense.

The Pro Forma Revenue and Pro Forma Operating Income measures exclude the Medical Products business, which was divested in May 2016.

These financial measures are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Thursday, February 9, 2017, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 65124896, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 65124896, which will be available through Saturday, March 11, 2017. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2017 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	December 31, 2016	September 30, 2016
Assets
Cash and cash equivalents	$12,442	$13,285
Receivables, net of allowances of $1,313 at December 31, 2016 and $1,296 at September 30, 2016	32,482	31,998
Inventories	5,692	5,670
Prepaid expenses and other current assets	6,527	5,049
Total current assets	57,143	56,002

Net property, plant and equipment	46,053	46,417
Equity in joint ventures	24,956	26,174
Goodwill	33,335	33,807
Intangible assets, net of accumulated amortization of $11,699 at December 31, 2016 and $11,772 at September 30, 2016	9,003	9,297
Other assets	17,262	19,119
Total assets	$187,752	$190,816

Liabilities
Total current liabilities	$33,079	$34,498
Long-term debt	107,600	109,100
Other non-current liabilities	26,669	26,619
Total liabilities	167,348	170,217

Stockholders' equity
Landauer, Inc. stockholders' equity	19,215	19,178
Noncontrolling interest	1,189	1,421
Total stockholders' equity	20,404	20,599
Total Liabilities and Stockholders' Equity	$187,752	$190,816

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands, Except per Share)	2016	2015
Total revenues	$37,572	$36,530

Cost and expenses:
Cost of sales	17,937	18,015
Selling, general and administrative expense	12,193	12,263
Total costs and expenses	30,130	30,278

Operating income	7,442	6,252
Equity in income of joint ventures	636	301
Other expense, net	(1,122)	(1,093)
Income before taxes	6,956	5,460
Income tax expense	2,376	1,687
Net income	4,580	3,773
Less: Net income attributed to noncontrolling interest	179	130
Net income attributed to Landauer, Inc.	$4,401	$3,643

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.46	$0.38
Weighted average basic shares outstanding	9,540	9,460

Diluted	$0.46	$0.38
Weighted average diluted shares outstanding	9,584	9,492

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands)	2016	2015
Cash flows from operating activities:
Net income	$4,580	$3,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,678	2,797
Equity in income of joint ventures	(636)	(301)
Dividends from joint ventures	-	1,195
Stock-based compensation and related net tax benefits	744	457
Current and long-term deferred taxes, net	1,752	632
Loss (gain) on sale, disposal and abandonment of fixed assets	17	(9)
Gain on investments	(58)	(190)
Changes in operating assets and liabilities	(2,587)	(2,413)
Net cash provided by operating activities	6,490	5,941

Net cash used in investing activities	(2,415)	(2,929)

Cash flows from financing activities:
Long-term borrowings, net	(1,500)	(5,700)
Dividends paid to stockholders	(2,682)	(2,651)
Other financing activities, net	(368)	(156)
Net cash used in financing activities	(4,550)	(8,507)

Effects of foreign currency translation	(368)	(279)
Net decrease in cash and cash equivalents	(843)	(5,774)
Opening balance - cash and cash equivalents	13,285	15,314
Ending balance - cash and cash equivalents	$12,442	$9,540

Non-GAAP Financial Measures

A reconciliation of EBITDA, Pro Forma Revenue and Pro Forma Operating Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2016	2015
EBITDA
Net income attributed to Landauer, Inc.	$4,401	$3,643
Add back:
Net financing costs	679	818
Depreciation and amortization	2,678	2,797
Provision for income taxes	2,376	1,687
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$10,134	$8,945

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2016	2015
Pro Forma Revenue
Total Revenues, as reported	$37,572	$36,530
Less:
Medical Products adjustment	-	(2,473)
Total Revenues, pro forma	$37,572	$34,057

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2016	2015
Pro Forma Operating Income
Operating Income, as reported	$7,442	$6,252
Less:
Medical Products adjustment	-	(490)
Total Operating Income, pro forma	$7,442	$5,762

Segment Information

The following tables summarize financial information for each reportable segment for the three months ended December 31:

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2016	2015
Revenues by segment:
Radiation Measurement	$27,632	$24,704
Medical Physics	9,940	9,353
Medical Products	-	2,473
Consolidated revenues	$37,572	$36,530

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2016	2015
Operating income (loss) by segment:
Radiation Measurement	$11,232	$8,898
Medical Physics	679	778
Medical Products	-	490
Corporate	(4,469)	(3,914)
Consolidated operating income	$7,442	$6,252